Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Increases Profits and Growth
Return on Equity of 17%

NORTHBROOK, Ill., August 1, 2018 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2018.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Consolidated revenues	$10,099	$9,813	2.9	$19,869	$19,457	2.1
Net income applicable to common shareholders	637	550	15.8	1,583	1,216	30.2
per diluted common share	1.80	1.49	20.8	4.43	3.29	34.7
Adjusted net income*	675	510	32.4	1,741	1,118	55.7
per diluted common share*	1.90	1.38	37.7	4.87	3.02	61.3
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				17.0%	13.1%	3.9
Adjusted net income*				15.8%	13.5%	2.3
Book value per common share				59.16	53.83	9.9
Property-Liability combined ratio
Recorded	94.9	96.6	(1.7)	91.5	94.8	(3.3)
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	85.5	84.9	0.6	84.8	84.5	0.3
Property and casualty insurance premiums written	8,838	8,289	6.6	16,969	16,012	6.0
Catastrophe losses	906	993	(8.8)	1,267	1,774	(28.6)
Total policies in force (in thousands)				88,434	74,968	18.0

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s businesses continue to deliver excellent results, growth is accelerating and we are on pace to achieve 2018’s operating priorities,” said Tom Wilson, Chairman, President and Chief Executive Officer of The Allstate Corporation. “Net income increased to $637 million in the second quarter of 2018 and return on equity was 17.0% for the latest twelve months. Revenues rose to $10.1 billion for the quarter, reflecting higher average premiums and increased policies in force. Better serving customers increased the net promoter score for most businesses which, when combined with higher new business levels, supported policy growth for the Allstate and Esurance Property-Liability businesses, SquareTrade and Allstate Benefits. Increased profitability reflected operational excellence, a decline in auto accident frequency and lower catastrophe losses. We are improving our underlying combined ratio* outlook range by one point to 85 to 87(1) for the full year 2018,” said Wilson.
_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

“The strategy to deliver differentiated products to consumers by leveraging our brands, customer base, technology and capital is also on track. The Allstate brand is a leader in using technology and analytics to offer telematics based auto insurance and settle claims. Esurance is doing the same and has successfully expanded into homeowners insurance. SquareTrade is on pace with its acquisition milestones and added 13.2 million policies in twelve months. While investment income is down slightly in the quarter, this reflects very strong performance-based returns last year. Allstate’s Life, Benefits and Annuities businesses are on track to meet their goals. Shareholders have also benefited from cash returns of almost three-quarters of a billion dollars in the quarter through dividends and share repurchases,” concluded Wilson.

Second Quarter 2018 Results

•	Total revenue of $10.1 billion in the second quarter of 2018 increased 2.9% compared to the prior year quarter.

◦	Property and casualty insurance premiums earned increased 5.5%.

◦	Life premiums and contract charges increased 3.6%.

◦	Net investment income decreased 8.1%.

◦	Realized capital losses reduced revenues by $25 million, compared to gains which generated $81 million of revenue in the prior year quarter.

•
Net income applicable to common shareholders was $637 million, or $1.80 per diluted share, in the second quarter of 2018, compared to $550 million, or $1.49 per diluted share, in the second quarter of 2017. Adjusted net income* was $675 million in the second quarter of 2018, compared to $510 million in the second quarter of 2017, driven by higher premiums earned, lower catastrophe losses, higher favorable prior year reserve releases and a lower U.S. tax rate, partially offset by lower net investment income.

•
Property-Liability underwriting income of $416 million was $151 million better than the prior year quarter. Increased premiums earned, lower catastrophe losses, lower auto insurance claim frequency and higher favorable non-catastrophe prior year reserve reestimates were partially offset by higher claim severity and operating expenses.

◦
The underlying combined ratio* of 85.5 for the second quarter of 2018 was 0.6 points higher than the prior year quarter due to increased expenses, primarily related to compensation linked to operating performance. The underlying loss ratio* of 60.2 in the second quarter was essentially flat to the prior year quarter. Second quarter results were better than the annual outlook range of 86 to 88 as auto insurance profitability was favorably impacted by a continued reduction in accident frequency. Given the positive first half 2018 performance, the underlying combined ratio* is now expected to be within 85 to 87 for the full year of 2018.

◦
Non-catastrophe prior year reserve releases of $135 million in the second quarter of 2018 included continued favorable personal lines auto injury coverages development and better than anticipated salvage and subrogation recoveries, partially offset by strengthening in our commercial business.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
(% to earned premiums)	2018	2017	pts Change	2018	2017	pts Change
Recorded Combined Ratio	94.9	96.6	(1.7)	91.5	94.8	(3.3)
Allstate Brand Auto	93.0	95.6	(2.6)	90.8	93.2	(2.4)
Allstate Brand Homeowners	98.3	97.2	1.1	89.6	95.4	(5.8)
Allstate Brand Other Personal Lines	86.6	90.8	(4.2)	87.8	91.9	(4.1)
Esurance	101.9	106.1	(4.2)	100.7	104.2	(3.5)
Encompass	98.4	104.4	(6.0)	98.4	108.1	(9.7)
Underlying Combined Ratio*	85.5	84.9	0.6	84.8	84.5	0.3
Allstate Brand Auto	92.8	92.6	0.2	91.4	91.8	(0.4)
Allstate Brand Homeowners	63.3	59.8	3.5	63.4	60.5	2.9
Allstate Brand Other Personal Lines	77.3	77.1	0.2	80.3	77.9	2.4
Esurance	95.9	100.5	(4.6)	97.1	100.4	(3.3)
Encompass	85.5	87.6	(2.1)	86.7	87.1	(0.4)

◦
Allstate brand auto insurance net written premium grew 5.8% in the second quarter of 2018, reflecting a 4.0% increase in average premium and a 1.3% increase in policies in force. Growth in policies in force was driven by continued improvement in the renewal ratio and higher new issued applications.

▪
The recorded combined ratio of 93.0 in the second quarter of 2018 was 2.6 points better than the prior year quarter, due to increased premiums earned, lower catastrophe losses and a broad-based decline in accident frequency, partially offset by higher severity and expenses, primarily related to agency and employee compensation costs. The underlying combined ratio* of 92.8 in the quarter was 0.2 points higher than the prior year quarter.

◦
Allstate brand homeowners insurance net written premium increased 5.5% in the second quarter of 2018 compared to the prior year quarter, due to increased average premium and policy growth. Policies in force increased 0.8% compared to the prior year quarter, driven by improvement in the renewal ratio and increased new issued applications.

▪
The recorded combined ratio was 98.3 in the second quarter of 2018, and the underlying combined ratio* of 63.3 was 3.5 points higher than the prior year quarter, mainly driven by adverse non-catastrophe weather and increased expenses.

◦
Allstate brand other personal lines insurance net written premium of $475 million increased 7.7% in the second quarter of 2018 compared to the prior year quarter. The recorded combined ratio of 86.6 was 4.2 points better than the prior year quarter, primarily driven by lower catastrophe losses. The underlying combined ratio* of 77.3 in the second quarter of 2018 was 0.2 points higher than the prior year period, primarily due to higher underlying loss costs partially offset by increased earned premium.

◦
Esurance net written premium grew 12.5% compared to the prior year quarter, reflecting increased average premium in auto and homeowners insurance, and a 4.1% increase in total policies in force. Auto policies in force increased 3.2% due to higher retention and new issued applications.

▪
The recorded combined ratio of 101.9 in the second quarter of 2018 was 4.2 points better than the prior year quarter, due to improvement in both the loss and expense ratios. The underlying combined ratio* of 95.9 was 4.6 points better than the prior year quarter, as both auto and homeowners insurance results improved.

◦
Encompass net written premium declined 3.5% in the second quarter of 2018 compared to the prior year quarter, reflecting the continued execution of profit improvement plans. The recorded combined ratio of 98.4 in the second quarter of 2018 was 6.0 points better than the prior year quarter, due to lower catastrophe losses and reduced auto insurance claim frequency, partially offset by a higher expense ratio related to technology initiatives and lower premiums. The underlying combined ratio* of 85.5 for the second quarter was 2.1 points better than the prior year quarter as the improvement in the underlying loss ratio more than offset a higher expense ratio.

•
Service Businesses policies in force grew to 49.1 million, an increase of 13.0 million compared to the prior year quarter, driven by SquareTrade. Adjusted net income of $1 million in the second quarter of 2018 was $9 million better than the second quarter of 2017, due to improved loss experience at SquareTrade and Allstate Dealer Services.

Service Businesses Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2018	2017	% / $ Change	2018	2017	% / $ Change
Total Revenues	$320	$260	23.1%	$633	$507	24.9
SquareTrade	122	70	74.3	244	129	89.1
Allstate Roadside Services	77	77	—	151	155	(2.6)
Allstate Dealer Services	100	93	7.5	196	183	7.1
Arity	21	20	5.0	42	40	5.0
Adjusted Net Income / (Loss)	$1	$(8)	$9	$(4)	$(18)	$14
SquareTrade	5	1	4	7	(7)	14
Allstate Roadside Services	(5)	(5)	—	(10)	(8)	(2)
Allstate Dealer Services	4	2	2	6	2	4
Arity	(3)	(6)	3	(7)	(5)	(2)

◦
SquareTrade revenue was $122 million in the second quarter, reflecting policies in force growth of 13.2 million compared to the second quarter of 2017 and the adoption of the new revenue recognition accounting standard. Adjusted net income is not impacted by the new accounting standard and was $5 million in the second quarter of 2018 due to improved loss experience.

◦
Allstate Roadside Services had revenues of $77 million in the second quarter. The adjusted net loss of $5 million was comparable to the prior year quarter due to continued investments in the provider network and technology, combined with losses from certain wholesale contracts.

◦	Allstate Dealer Services revenue grew 7.5% compared to the second quarter of 2017, and adjusted net income was $4 million, reflecting improvement in loss costs.

◦
Arity had revenues of $21 million in the second quarter of 2018, largely related to contracts with affiliates. The adjusted net loss of $3 million represented continuing investments in business expansion and product development.

•
Allstate Life adjusted net income was $78 million in the second quarter of 2018, $15 million higher than the prior year quarter, primarily due to a lower effective tax rate, higher premiums and increased net investment income, partially offset by higher contract benefits. Premiums and contract charges increased 2.2% in the second quarter compared to the prior year quarter, primarily related to growth in traditional life insurance and lower reinsurance premiums ceded.

•
Allstate Benefits adjusted net income was $34 million in the second quarter of 2018, $9 million higher than the prior year quarter, primarily due to increased premiums, improved benefit ratio on selected products and a lower effective tax rate, partially offset by higher expenses related to technology investments. Premiums and contract charges increased 5.2% in the second quarter compared to the prior year quarter, due to 5.4% growth in policies in force.

•	Allstate Annuities adjusted net income was $44 million in the second quarter of 2018, $21 million lower than the prior year quarter, primarily due to lower performance-based investment income.

•	Allstate Investments $83 billion portfolio generated net investment income of $824 million in the second quarter, which was 8.1%, or $73 million, below the prior year quarter.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2018	2017	% / pts Change	2018	2017	% / pts Change
Net investment income	$824	$897	(8.1)	$1,610	$1,645	(2.1)
Market-based investment income(1)	696	672	3.6	1,348	1,330	1.4
Performance-based investment income(1)	176	263	(33.1)	357	394	(9.4)
Realized capital gains and losses	(25)	81	NM	(159)	215	NM
Change in unrealized net capital gains, pre-tax(2)	(324)	448	NM	(1,326)	779	NM
Total return on investment portfolio	0.5%	1.8%	(1.3)	—%	3.4%	(3.4)
(1) Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2) Excludes $1.2 billion adjustment related to the adoption of recognition and measurement accounting standard in 2018.
NM = not meaningful

◦
Market-based investments contributed $696 million of income in the second quarter of 2018, an increase of 3.6% compared to the prior year quarter, primarily from higher purchase yields and modest duration extension of our fixed-income portfolio.

◦
Performance-based investments generated income of $176 million in the second quarter of 2018 with a pre-tax annualized yield of 9.0%. Investment income decreased 33.1% over a very strong prior year quarter, primarily reflecting more moderate asset appreciation.

◦
Net realized capital losses were $25 million in the second quarter of 2018, compared to gains of $81 million in the prior year quarter. Net realized losses for the quarter primarily related to sales of fixed-income securities, partially offset by increased valuation of equity investments.

◦	Unrealized net capital gains decreased $324 million from the first quarter, as higher market yields resulted in lower fixed-income valuations.

◦
Total return on the investment portfolio was 0.5% for the second quarter of 2018, which included a stable 1.0% contribution from net investment income, partially offset by lower fixed income valuations of 0.5%.

Proactive Capital Management

“Allstate returned $722 million of capital to our shareholders during the second quarter through a combination of $163 million in common stock dividends and repurchasing $559 million of outstanding shares. As of June 30, 2018, there was $376 million remaining on the $2 billion common share repurchase authorization,” said Mario Rizzo, Chief Financial Officer.

“During the quarter, Allstate redeemed $224 million in fixed-to-floating rate junior subordinated debentures and repaid $176 million in senior debentures. Our adjusted net income return on common shareholders’ equity* of 15.8% for the 12 months ended June 30, 2018, was an increase of 2.3 points compared to the prior year period. Book value per diluted common share of $59.16 was 9.9% higher than June 30, 2017.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, August 2.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues
Property and casualty insurance premiums	$8,460	$8,018	$16,746	$15,977
Life premiums and contract charges	612	591	1,228	1,184
Other revenue	228	226	444	436
Net investment income	824	897	1,610	1,645
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(4)	(47)	(4)	(109)
OTTI losses reclassified (from) to other comprehensive income	—	(3)	(1)	—
Net OTTI losses recognized in earnings	(4)	(50)	(5)	(109)
Sales and valuation changes on equity investments and derivatives	(21)	131	(154)	324
Total realized capital gains and losses	(25)	81	(159)	215
	10,099	9,813	19,869	19,457

Costs and expenses
Property and casualty insurance claims and claims expense	5,792	5,689	10,941	11,105
Life contract benefits	483	486	987	960
Interest credited to contractholder funds	165	175	326	348
Amortization of deferred policy acquisition costs	1,296	1,176	2,569	2,345
Operating costs and expenses	1,407	1,312	2,762	2,619
Restructuring and related charges	27	53	49	63
Interest expense	86	83	169	168
	9,256	8,974	17,803	17,608

Gain on disposition of operations	2	12	3	14

Income from operations before income tax expense	845	851	2,069	1,863

Income tax expense	169	272	418	589

Net income	676	579	1,651	1,274

Preferred stock dividends	39	29	68	58

Net income applicable to common shareholders	$637	$550	$1,583	$1,216

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.82	$1.51	$4.50	$3.34

Weighted average common shares – Basic	349.2	363.6	351.6	364.6

Net income applicable to common shareholders per common share – Diluted	$1.80	$1.49	$4.43	$3.29

Weighted average common shares – Diluted	354.6	369.0	357.2	370.1

Cash dividends declared per common share	$0.46	$0.37	$0.92	$0.74

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Property-Liability
Premiums written	$8,541	$8,030	$16,385	$15,499
Premiums earned	$8,189	$7,807	$16,208	$15,566
Other revenue	184	181	358	348
Claims and claims expense	(5,704)	(5,607)	(10,762)	(10,935)
Amortization of deferred policy acquisition costs	(1,110)	(1,032)	(2,198)	(2,054)
Operating costs and expenses	(1,118)	(1,033)	(2,185)	(2,051)
Restructuring and related charges	(25)	(51)	(46)	(61)
Underwriting income	416	265	1,375	813
Net investment income	353	387	690	695
Income tax expense on operations	(157)	(207)	(425)	(475)
Realized capital gains and losses, after-tax	(12)	56	(87)	145
Gain on disposition of operations, after-tax	—	6	—	6
Net income applicable to common shareholders	$600	$507	$1,553	$1,184
Catastrophe losses	$906	$993	$1,267	$1,774
Amortization of purchased intangible assets	$3	$1	$4	$3
Operating ratios:
Claims and claims expense ratio	69.6	71.8	66.4	70.3
Expense ratio (1)	25.3	24.8	25.1	24.5
Combined ratio	94.9	96.6	91.5	94.8
Effect of catastrophe losses on combined ratio	11.1	12.7	7.8	11.4
Effect of prior year reserve reestimates on combined ratio	(1.2)	(1.1)	(0.9)	(1.1)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	0.5	(0.1)	0.2	—
Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	—	0.1

Services Businesses
Premiums written	$297	$259	$584	$513
Premiums earned	$271	$211	538	411
Intersegment insurance premiums and service fees	29	28	58	56
Other revenue	16	17	32	33
Net investment income	6	4	11	7
Claims and claims expense	(89)	(83)	(182)	(173)
Amortization of deferred policy acquisition costs	(113)	(71)	(223)	(139)
Operating costs and expenses	(118)	(116)	(237)	(220)
Restructuring and related charges	—	(1)	(1)	(1)
Income tax (expense) benefit on operations	(1)	3	—	8
Adjusted net income (loss)	1	(8)	(4)	(18)
Realized capital gains and losses, after-tax	(1)	—	(4)	—
Amortization of purchased intangible assets, after-tax	(16)	(15)	(32)	(30)
Net loss applicable to common shareholders	$(16)	$(23)	$(40)	$(48)

Allstate Life
Premiums and contract charges	$326	$319	$653	$640
Other revenue	28	28	54	55
Net investment income	130	123	252	243
Contract benefits	(195)	(187)	(400)	(382)
Interest credited to contractholder funds	(71)	(71)	(141)	(140)
Amortization of deferred policy acquisition costs	(31)	(35)	(62)	(67)
Operating costs and expenses	(88)	(86)	(174)	(172)
Restructuring and related charges	(2)	—	(2)	—
Income tax expense on operations	(19)	(28)	(33)	(55)
Adjusted net income	78	63	147	122
Realized capital gains and losses, after-tax	(2)	—	(4)	1
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(3)	(3)	(5)	(6)
Net income applicable to common shareholders	$73	$60	$138	$117

(1) Other revenue is deducted from operating costs and expenses in the expense ratio calculation.

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Allstate Benefits
Premiums and contract charges	$283	$269	$569	$538
Net investment income	19	19	38	36
Contract benefits	(143)	(143)	(292)	(279)
Interest credited to contractholder funds	(9)	(9)	(17)	(18)
Amortization of deferred policy acquisition costs	(36)	(33)	(77)	(74)
Operating costs and expenses	(70)	(64)	(142)	(131)
Income tax expense on operations	(10)	(14)	(17)	(25)
Adjusted net income	34	25	62	47
Realized capital gains and losses, after-tax	—	—	(2)	—
Net income applicable to common shareholders	$34	$25	$60	$47

Allstate Annuities
Contract charges	$3	$3	$6	$6
Net investment income	293	354	583	643
Contract benefits	(145)	(156)	(295)	(299)
Interest credited to contractholder funds	(87)	(93)	(174)	(188)
Amortization of deferred policy acquisition costs	(2)	(1)	(3)	(3)
Operating costs and expenses	(9)	(8)	(18)	(17)
Restructuring and related charges	—	(1)	—	(1)
Income tax expense on operations	(9)	(33)	(20)	(47)
Adjusted net income	44	65	79	94
Realized capital gains and losses, after-tax	5	(3)	(18)	(5)
Valuation changes on embedded derivatives not hedged, after-tax	—	(1)	4	(1)
Gain on disposition of operations, after-tax	1	—	2	2
Net income applicable to common shareholders	$50	$61	$67	$90

Corporate and Other
Net investment income	$23	$10	$36	$21
Operating costs and expenses	(12)	(9)	(20)	(17)
Interest expense	(86)	(83)	(169)	(168)
Income tax benefit on operations	19	31	36	61
Preferred stock dividends	(39)	(29)	(68)	(58)
Adjusted net loss	(95)	(80)	(185)	(161)
Realized capital gains and losses, after-tax	(9)	—	(10)	—
Business combination expenses, after-tax	—	—	—	(13)
Net loss applicable to common shareholders	$(104)	$(80)	$(195)	$(174)

Consolidated net income applicable to common shareholders	$637	$550	$1,583	$1,216

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30, 2018	December 31, 2017
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $56,750 and $57,525)	$56,891	$58,992
Equity securities, at fair value (cost $5,846 and $5,461)	6,888	6,621
Mortgage loans	4,535	4,534
Limited partnership interests	7,679	6,740
Short-term, at fair value (amortized cost $3,123 and $1,944)	3,123	1,944
Other	4,125	3,972
Total investments	83,241	82,803
Cash	489	617
Premium installment receivables, net	5,953	5,786
Deferred policy acquisition costs	4,533	4,191
Reinsurance recoverables, net	8,910	8,921
Accrued investment income	589	569
Property and equipment, net	1,040	1,072
Goodwill	2,189	2,181
Other assets	3,154	2,838
Separate Accounts	3,271	3,444
Total assets	$113,369	$112,422
Liabilities
Reserve for property and casualty insurance claims and claims expense	$26,623	$26,325
Reserve for life-contingent contract benefits	12,213	12,549
Contractholder funds	18,888	19,434
Unearned premiums	13,824	13,473
Claim payments outstanding	894	875
Deferred income taxes	723	782
Other liabilities and accrued expenses	7,363	6,639
Long-term debt	6,448	6,350
Separate Accounts	3,271	3,444
Total liabilities	90,247	89,871
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 95.2 thousand and 72.2 thousand shares issued and outstanding, $2,380 and $1,805 aggregate liquidation preference	2,303	1,746
Common stock, $.01 par value, 900 million issued, 347 million and 355 million shares outstanding	9	9
Additional capital paid-in	3,391	3,313
Retained income	45,508	43,162
Deferred ESOP expense	(3)	(3)
Treasury stock, at cost (553 million and 545 million shares)	(26,818)	(25,982)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	83	85
Other unrealized net capital gains and losses	28	1,981
Unrealized adjustment to DAC, DSI and insurance reserves	(57)	(404)
Unrealized net capital gains and losses	54	1,662
Unrealized foreign currency translation adjustments	(20)	(9)
Unrecognized pension and other postretirement benefit cost	(1,302)	(1,347)
Total accumulated other comprehensive income	(1,268)	306
Total shareholders’ equity	23,122	22,551
Total liabilities and shareholders’ equity	$113,369	$112,422

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Six months ended June 30,
	2018	2017
Cash flows from operating activities	(unaudited)
Net income	$1,651	$1,274
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	248	238
Realized capital gains and losses	159	(215)
Gain on disposition of operations	(3)	(14)
Interest credited to contractholder funds	326	348
Changes in:
Policy benefits and other insurance reserves	(22)	228
Unearned premiums	211	34
Deferred policy acquisition costs	(80)	(65)
Premium installment receivables, net	(185)	(51)
Reinsurance recoverables, net	(9)	6
Income taxes	(257)	(42)
Other operating assets and liabilities	51	(393)
Net cash provided by operating activities	2,090	1,348
Cash flows from investing activities
Proceeds from sales
Fixed income securities	19,515	14,521
Equity securities	3,576	3,430
Limited partnership interests	182	481
Other investments	135	118
Investment collections
Fixed income securities	1,442	2,063
Mortgage loans	315	305
Other investments	235	337
Investment purchases
Fixed income securities	(20,401)	(17,214)
Equity securities	(3,901)	(3,473)
Limited partnership interests	(873)	(578)
Mortgage loans	(316)	(148)
Other investments	(535)	(532)
Change in short-term investments, net	(512)	2,142
Change in other investments, net	(35)	107
Purchases of property and equipment, net	(128)	(146)
Acquisition of operations	(10)	(1,356)
Net cash (used in) provided by investing activities	(1,311)	57
Cash flows from financing activities
Proceeds from issuance of long-term debt	498	—
Repayments of long-term debt	(401)	—
Proceeds from issuance of preferred stock	557	—
Contractholder fund deposits	506	515
Contractholder fund withdrawals	(997)	(957)
Dividends paid on common stock	(295)	(257)
Dividends paid on preferred stock	(58)	(58)
Treasury stock purchases	(838)	(657)
Shares reissued under equity incentive plans, net	28	108
Other	93	(53)
Net cash used in financing activities	(907)	(1,359)
Net (decrease) increase in cash	(128)	46
Cash at beginning of period	617	436
Cash at end of period	$489	$482

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Beginning January 1, 2018, the Tax Legislation reduced the U.S. corporate income tax rate from 35% to 21%. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate for 2018 and 35% for 2017 and are reported net with the reconciling adjustment.

($ in millions, except per share data)	Three months ended June 30,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$600	$507	$637	$550	$1.80	$1.49
Realized capital gains and losses, after-tax	12	(56)	19	(53)	0.05	(0.14)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	—	1	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	3	3	—	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(1)	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	2	1	18	16	0.05	0.04
Gain on disposition of operations, after-tax	—	(6)	(1)	(6)	—	(0.02)
Adjusted net income*	$613	$445	$675	$510	$1.90	$1.38

	Six months ended June 30,
	Property-Liability		Consolidated		Per diluted common share
	2018	2017	2018	2017	2018	2017
Net income applicable to common shareholders	$1,553	$1,184	$1,583	$1,216	$4.43	$3.29
Realized capital gains and losses, after-tax	87	(145)	125	(141)	0.35	(0.38)
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(4)	1	(0.01)	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	5	6	0.01	0.02
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(1)	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	3	2	35	45	0.10	0.11
Gain on disposition of operations, after-tax	—	(6)	(2)	(8)	(0.01)	(0.02)
Adjusted net income*	$1,642	$1,034	$1,741	$1,118	$4.87	$3.02
Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2018	2017
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,440	$2,518
Denominator:
Beginning common shareholders’ equity (1)	$19,755	$18,807
Ending common shareholders’ equity (1)	20,819	19,755
Average common shareholders’ equity	$20,287	$19,281
Return on common shareholders’ equity	17.0%	13.1%

($ in millions)	For the twelve months ended June 30,
	2018	2017
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,090	$2,399

Denominator:
Beginning common shareholders’ equity (1)	$19,755	$18,807
Less: Unrealized net capital gains and losses	1,526	1,624
Adjusted beginning common shareholders’ equity	18,229	17,183

Ending common shareholders’ equity (1)	20,819	19,755
Less: Unrealized net capital gains and losses	54	1,526
Adjusted ending common shareholders’ equity	20,765	18,229
Average adjusted common shareholders’ equity	$19,497	$17,706
Adjusted net income return on common shareholders’ equity *	15.8%	13.5%
_____________
(1) Excludes equity related to preferred stock of $2,303 million as of June 30, 2018 and $1,746 million as of June 30, 2017 and June 30, 2016.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	94.9	96.6	91.5	94.8
Effect of catastrophe losses	(11.1)	(12.7)	(7.8)	(11.4)
Effect of prior year non-catastrophe reserve reestimates	1.7	1.0	1.1	1.1
Underlying combined ratio*	85.5	84.9	84.8	84.5

Effect of prior year catastrophe reserve reestimates	0.5	(0.1)	0.2	—

Allstate brand - Total	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	94.3	95.7	90.7	93.6
Effect of catastrophe losses	(11.2)	(12.9)	(7.9)	(11.4)
Effect of prior year non-catastrophe reserve reestimates	1.7	1.1	1.2	1.3
Underlying combined ratio*	84.8	83.9	84.0	83.5

Effect of prior year catastrophe reserve reestimates	0.5	(0.1)	0.2	—

Allstate brand - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	93.0	95.6	90.8	93.2
Effect of catastrophe losses	(3.1)	(4.2)	(1.6)	(2.8)
Effect of prior year non-catastrophe reserve reestimates	2.9	1.2	2.2	1.4
Underlying combined ratio*	92.8	92.6	91.4	91.8

Effect of prior year catastrophe reserve reestimates	(0.1)	—	(0.3)	(0.1)

Allstate brand - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	98.3	97.2	89.6	95.4
Effect of catastrophe losses	(36.0)	(38.4)	(26.7)	(36.2)
Effect of prior year non-catastrophe reserve reestimates	1.0	1.0	0.5	1.3
Underlying combined ratio*	63.3	59.8	63.4	60.5

Effect of prior year catastrophe reserve reestimates	2.4	—	2.0	—

Allstate brand - Other Personal Lines	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	86.6	90.8	87.8	91.9
Effect of catastrophe losses	(10.7)	(13.9)	(8.6)	(14.2)
Effect of prior year non-catastrophe reserve reestimates	1.4	0.2	1.1	0.2
Underlying combined ratio*	77.3	77.1	80.3	77.9

Effect of prior year catastrophe reserve reestimates	—	(0.5)	(0.3)	0.6

Esurance brand - Total	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	101.9	106.1	100.7	104.2
Effect of catastrophe losses	(6.2)	(5.6)	(3.6)	(3.7)
Effect of prior year non-catastrophe reserve reestimates	0.2	—	0.1	—
Effect of amortization of purchased intangible assets	—	—	(0.1)	(0.1)
Underlying combined ratio*	95.9	100.5	97.1	100.4

Effect of prior year catastrophe reserve reestimates	0.2	(0.2)	0.1	(0.1)

Encompass brand - Total	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Combined ratio	98.4	104.4	98.4	108.1
Effect of catastrophe losses	(15.6)	(19.0)	(13.5)	(21.4)
Effect of prior year non-catastrophe reserve reestimates	2.7	2.2	1.8	0.4
Underlying combined ratio*	85.5	87.6	86.7	87.1

Effect of prior year catastrophe reserve reestimates	0.8	(0.7)	2.0	—

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